Exhibit 10.1

11651 Central Parkway, Ste. 118

Jacksonville, FLorida 32224

January 5, 2017

Mr. David V. Aguilar

Dear Mr. Aguilar,

We are pleased to offer you a seat on the Board of Directors of Drone Aviation Holding Corp., a Nevada corporation (the “Company”) for a term of two (2) years. Upon your execution of this letter agreement, you will have consented to your appointment, which will be contingent and dependent upon approval of the Director Agreement by the Board of Directors (such date, the “Appointment Date”).

For and in consideration of the services to be performed by you, the Company agrees to pay Global Security Innovative Strategies LLC for your services as follows:

Fee:	An annual fee equal to $24,000 (“Annual Fee”), payable in equal monthly installments

Annual bonus:	As determined by the Compensation Committee

Restricted stock:	100,000 options to purchase the Company’s unregistered common stock at an exercise price based on the closing price of the Company’s common stock on the Appointment Date (the “Options”). The Options shall vest 50% one year from the Appointment Date and the other 50% two years from the Appointment Date so long as you are a member of the Company’s Board of Directors. The Options will be exercisable at any time after they vest and prior to the four year anniversary of the Appointment Date. The Option shall be issued in compliance with all rules and regulations of the United States Securities and Exchange Commission pursuant to the terms of a Stock Option Agreement to be provided by the Company. The Options granted to you shall be in effect subject to your continuous service as a member of the Board. In the event that your service is terminated prior to the two (2) year anniversary of the Appointment Date for any reason, all unvested options shall be forfeited.

You hereby also consent to the use of your name and biographical information in documentation prepared by the Company as it relates to your becoming a member of the Company’s Board

Kindly indicate your consent to the matters discussed herein by signing and returning a copy of this letter to us as soon as possible.

Sincerely,

/s/ Jay Nussbaum

Jay H. Nussbuam,

CEO and Chairman

Accepted:	/s/ David V. Aguilar	Date: 1/9/2017

main: 904•834•4400
fax: 904•834•4360
info@droneaviationcorp.com
www.DRONEAVIATIONCORP.COM